EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of DFA Investment Dimensions Group Inc. of our report dated December 21, 2018, relating to the financial statements and financial highlights, which appears in the Dimensional 2005 Target Date Retirement Income Fund and the Dimensional Retirement Income Fund’s Annual Report on Form N-CSR for the year ended October 31, 2018.  We also consent to the references to us under the headings "Financial Highlights", “Exhibit A: Plan of Reorganization”, and “Additional Information” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 18, 2019